Exhibit 14.3

EASTERN WORLD SOLUTIONS INC.

INSIDER TRADING POLICY

(and Guidelines with Respect to Certain Transactions in Eastern World Solutions’ Securities)

I. GENERAL

U.S. securities laws and the SEC’s rules and regulations prohibit any person who possesses “inside information” concerning a public corporation’s securities from buying, selling or trading in that company’s securities or advising others (“tipping”) to buy or sell those securities, until full disclosure of such information has been made to the public. Because Eastern World Solutions Inc. is a publicly-traded company, those laws, rules and regulations apply to it and those who have “inside information” about it. Anyone violating those laws, rules or regulations and engaging in “insider trading” is subject to personal liability and could face criminal penalties.

The term “inside information” means material information about a company, its business, its financial condition, transactions in which it proposes to engage (such as a merger or acquisition), and similar data likely to have an impact on the price of publicly-traded securities. All persons who have such “inside information” are covered by the laws, rules and regulations once they have that information. However, certain persons who are likely to have such information, such as the directors, officers and key executive employees of a publicly-traded company are covered regardless of whether they actually have “inside information” or not.

In order to give guidance to Eastern World Solutions’ directors, officers, key executive employees and all employees who may have “inside information” of Eastern World Solutions, and in order not only to secure compliance with the laws, rules and regulations but also to avoid even the appearance of improper trading or tipping, Eastern World Solutions’ Board of Directors has adopted this “Insider Trading Policy”. This policy does not replace your personal responsibility to understand and comply with the legal prohibition on “insider trading”. If you are a director, officer or key executive employee you are in an especially sensitive position and it is strongly recommended that if there is any question you should obtain additional guidance from the “trading compliance officer”. Likewise, if you are an employee who becomes aware of what may be “inside information” and you have any uncertainty, you are urged to seek guidance from such “trading compliance officer”.

II.	STATEMENT OF POLICY

It is the policy of Eastern World Solutions to require compliance with the prohibitions of the federal securities laws, rules and regulations. It is also the policy of Eastern World Solutions to avoid even the appearance of “insider trading” by imposing restrictions on when directors, officers, and key executive employees may buy, sell or trade in Eastern World Solutions’ securities. It is also the policy of Eastern World Solutions to disseminate this Insider Trading Policy to all employees so that if they receive “inside information” they will understand their legal responsibilities.

III.	DEFINITIONS

(A) “Insider”

You are an “insider if you are:

(i) a director of Eastern World Solutions; or

(ii) an officer of Eastern World Solutions (President, Vice-President, Secretary or Treasurer, and assistants); or

(iii) a management executive (CEO, CFO, CIO, etc. and assistants) or

(iv) a key executive employee (Director of Marketing, Director of R&D, etc.) or

(v) a person (“tippee”)who is told “inside information” by any of the above; or

(v) a household member of any of the above.

You are also an “insider” if you are:

(i) an employee, consultant, financial advisor, attorney, accountant, PR/IR consultant, or any other person associated with Eastern World Solutions in any way who comes into possession of “inside information”; or

(ii) a person (tippee”) who is told “inside information” by any of the above; or

(ii) a household member of any of the above.

(B) “Inside Information”

Information is “inside information” if it is (a) “material” and (b)” non-public”.

It is “material” if it would be important to a person considering buying or selling Eastern World Solutions’ securities; that is, if the information would be considered important in making an investment decision, it is material. Any information that could be expected to affect the market price of Eastern World Solutions’ securities, whether positively or negatively, should be considered material. It is impossible to define all categories of information that is “material”, but there are certainly areas which are more sensitive than others and therefore should always be considered to be material, such as:

(i) Financial Results

(ii) Projections of future earnings or losses

(iii) News of a pending or proposed merger, acquisition or tender offer

(iv) News of a pending or proposed purchase or disposition of significant assets

(v) The gain or loss of a significant customer, supplier, source of financing, etc.

(vi) New product or application announcements of a significant nature

(vii) Proposed security offerings, whether debt or equity

(viii) News of stock splits

(ix) News of changes in dividend policy

(x) Significant pricing changes

(xi) Significant liability exposure due to actual or threatened litigation

(xii) News of major changes in senior management

It is “non-public” if it has not been announced to the general public. Normally, information is announced to the general public through a press release and/or a filing with the Securities and Exchange Commission (“SEC”). Furthermore, it is still considered “inside information” until the financial markets have had an opportunity to absorb the information, usually after one full trading day has passed following the date on which the information was disclosed through the press release or the SEC filing.

(C) “Securities”

The word “securities” includes not only Eastern World Solutions’ Common Stock, but also its Preferred Stock, stock purchase options, warrants, debentures, bonds, and convertible or derivative securities.

(D) “Blackout Period”

A “Blackout Period” is a period of time during which “insiders”, as defined above, are prohibited from buying, selling or otherwise trading in Eastern World Solutions’ securities, as defined above, unless granted permission by Eastern World Solutions’ Trading Compliance Officer. Eastern World Solutions’ “blackout dates” are as follows:

(i) Beginning two (2) weeks prior to the end of a fiscal quarter (March 31, June 30, September 30 and December 31) and ending upon completion of one full trading day after the public announcement of earnings for such quarter - most likely upon the filing of Form 10-Q with the SEC or, in the case of December 31, upon the filing of Form 10-K, unless disclosed to the general public earlier by means of a press release.

(ii) Beginning at the time that it is decided to issue any earnings-related announcement or a public announcement of a significant corporate event and ending upon the completion of one full trading day after such announcement.

(iii) At any time that Eastern World Solutions’ Trading Compliance Officer deems it necessary, due to a pending announcement of an event, transaction, or other material information, etc. that could materially impact Eastern World Solutions and the price of its securities and ending upon the completion of one full trading day after such announcement.

IV.	TRADING WINDOWS FOR INSIDERS AND PROHIBITIONS ON TRADING

(A) Trading Permitted: Eastern World Solutions’ directors, officers, management executives, key employees and household members of such insiders may trade in Eastern World Solutions’ securities at any time during non-blackout periods, unless they have material non-public information (“inside information”). The non-blackout periods are from the end of one full trading day after the release of quarterly or annual earnings results until a date 2 weeks before the end of the next fiscal quarter.

(B) Trading Prohibited: Eastern World Solutions’ directors, officers, management executives, key employees and household members of such insiders may not trade in Eastern World Solutions’ securities at any time during blackout periods or when they have material non-public information (“inside information”). This means:

(i) If you are a Eastern World Solutions director, officer, management executive, key employee or a household member of any of such persons, you may not trade in Eastern World Solutions’ securities except in a non-blackout period; and

(ii) If you are a Eastern World Solutions director, officer, management executive, key employee or a household member of any of such persons, you may not trade Eastern World Solutions’ securities, even during a non-blackout period, if you possess material non-public information.

V.	PROHIBITION ON DISCLOSING INSIDE INFORMATION

U.S. securities laws and the SEC’s rules and regulations not only prohibit any person who possesses “inside information” concerning a public corporation’s securities from buying, selling or trading in that company’s securities but also prohibit any such person from advising others to buy or sell those securities, until full disclosure of such information has been made to the public. Telling others to buy or sell Eastern World Solutions’ securities while you possess inside information is known as “tipping” and is equally a violation of the law.

The prohibition against tipping applies to anyone possessing “inside information”, not only Eastern World Solutions’ directors, officers, management executives, key employees and household members of any of such persons, but to every employee as well as to outside third parties who have “inside information”.

To avoid inadvertent tipping, you should refrain from commenting on or responding to questions about Eastern World Solutions while you possess “inside information”. This includes participating in internet “chat rooms” or “message boards”as well as social conversations, media interviews, investor telephone inquiries, or questions from vendors and suppliers.

VI.	POTENTIAL CRIMINAL LIABILITY, CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

You are individually responsible for complying with the U.S. securities laws and the SEC’s rules and regulations relating to insider trading. Be aware that trading in Eastern World Solutions’ securities during a non-blackout period is not a “safe harbor” although the safest period for trading is usually the first ten days following the end of a blackout period. This is because as the fiscal quarter progresses, you are more likely to possess “inside information”. This Insider Trading Policy provides guidelines only, and you should exercise appropriate judgment in both your trading in Eastern World Solutions’ securities and the information which you disclose to others.

First, persons who trade in Eastern World Solutions’ securities while they possess “inside information” may be subject to criminal and civil fines and penalties, including disgorgement of all profits, as well as imprisonment.

Second, Insiders may be liable for the improper trading in Eastern World Solutions’ securities by a “tippee” to whom they have disclosed inside information and this is true even if you do not personally profit from the mis-use of the “inside information” but merely passed it on.

Third, employees of Eastern World Solutions’ who violate this Insider Trading Policy will be subject to disciplinary action by the Company, which may include ineligibility for participation in the Company’s equity incentive plans (e.g., stock option plans) or termination of employment.

VII. TRADING COMPLIANCE OFFICER

The Trading Compliance Officer is primarily responsible for the administration of this Insider Trading Policy and will provide general guidance on securities trading by employees. The Company’s initial Trading Compliance Officer is Richard C. Fox, who can be reached at (505) 670-1570. Please direct any questions which you may have to him. From time to time, as necessitated by then current circumstances, the Trading Compliance Officer may impose a blackout period even during what would otherwise be a non-blackout period.

VIII.	REGULATION FD

The SEC has issued a regulation intended to avoid and correct inadvertent disclosures of “inside information”. Under this regulation, known as Regulation FD for “Fair Disclosure”, the Company may immediately file a public disclosure with the SEC by which “inside information” inadvertently disclosed to others can be disclosed to the general public. In the event that you inadvertently disclose “inside information” you should contact the Trading Compliance Officer so that the required corrective action may be taken. Note, however, that the SEC filing is due within 24 hours of the inadvertent disclosure, so immediate action is required on your part.

ACKNOWLEDGMENT OF RECEIPT

AND

CERTIFICATION OF UNDERSTANDING AND COMPLIANCE

I hereby acknowledge that I have received the foregoing Insider Trading Policy. I certify that I have read such Policy, that I understand it and its application to me, that I have had a chance to make inquiries of the Trading Compliance Officer about it, and I agree to abide by its provisions.

Signature:_________________________________

Printed Name:_________________________

Date:__________________________________